Exhibit 3.1b

                              ARTICLES OF AMENDMENT

                                       to

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

         designating the preferences, limitations and relative rights of

                            CLASS B PREFERRED SHARES

                                       of

                       TANGER FACTORY OUTLET CENTERS, INC.

                       (Pursuant to Section 55-6-02 of the
                    North Carolina Business Corporation Act)



        The undersigned corporation hereby submits these Articles of Amendment to the Secretary of State of the State of North Carolina for the purpose of amending its articles of incorporation to determine and fix the preferences, limitations and relative rights of its Class B Preferred Shares, par value $0.01 per share:

        1. The name of the corporation is Tanger Factory Outlet Centers, Inc. (hereinafter called the "Corporation").

        2. Pursuant to the authority Section 55-6-02 of the Business Corporation Act and the provisions of Article II. Section D of the Corporation's Amended and Restated Articles of Incorporation as heretofore amended (the "Articles of Incorporation"), the following amendment to the Articles of Incorporation was duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on July 30, 1998:

The following is added as a new Paragraph I of Article II of the Corporation's Amended and Restated Articles of Incorporation:

        I. Class B Preferred Shares. The 8,000,000 Class B Preferred Shares with a par value of $0.01 per share (the "Class B Preferred Shares") that the Corporation is authorized to issue pursuant to Paragraph A of this Article II shall have the following preferences, limitations and relative rights:

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        1.     Dividends and Distributions.

               (a) Subject to the rights of the holders of any shares of any class or series of Preferred Shares (or any similar shares), whether now or hereafter outstanding, ranking prior and superior to the Class B Preferred Shares with respect to dividends, the holders of Class B Preferred Shares, in preference to the holders of Common Shares, par value $0.01 per share (the "Common Shares"), of the Corporation, and of any other shares ranking junior as to dividends to the Class B Preferred Shares, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a whole or fraction of a Class B Preferred Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in Common Shares or a subdivision of the outstanding Common Shares (by reclassification or otherwise), declared on the Common Shares since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any whole or fraction of a Class B Preferred Share. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount to which holders of Class B Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

               (b) The Corporation shall declare a dividend or distribution on the Class B Preferred Shares as provided in paragraph (A) of this
        Section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares); provided that, in the event no dividend or distribution shall have been declared on the Common Shares during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1 per share on the Class B Preferred Shares shall nevertheless by payable on such subsequent Quarterly Dividend Payment Date.

               (c) Dividends shall begin to accrue and be cumulative on outstanding Class B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date

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        of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Class B Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Class B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Class B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

        2. Voting Rights. The holders of Class B Preferred Shares shall have the following voting rights:

               (a) Subject to the provision for adjustment hereinafter set forth, each Class B Preferred Share shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lessor number of Common Shares, then in each such case the number of votes per share to which holders of Class B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

               (b) Except as otherwise provided herein, in any other Articles of Amendment to the Articles of Incorporation creating, or establishing the preferences, limitations and relative rights of, another class or series of preferred shares or any similar shares, or by law, the holders of Class B Preferred Shares and the holders of Common Shares and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

               (c) Except as set forth herein, or as otherwise provided by law, holders of Class B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as set forth herein) for taking any corporate action.

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

        3.     Certain Restrictions.

               (a) Whenever quarterly dividends or other dividends or distributions payable on the Class B Preferred Shares as provided in
        Section 1 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Class B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

                      (i) declare or pay dividends, or may any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Shares;
                      (ii) declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Shares, except dividends paid ratably on the Class B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
                      (iii) redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any of the Corporation's shares ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Class B Preferred Shares; or
                      (iv) redeem or purchase or otherwise acquire for consideration any Class B Preferred Shares, or any shares ranking on a parity with the Class B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

               (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any of the Corporation's shares unless the Corporation could under paragraph
        (A) of this Section 3, purchase or otherwise acquire such shares at such time and in such manner.

        4. Reacquired Shares. Any Class B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Class B Preferred Shares and may be reissued as part of a new series of Class B Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Articles of Amendment to the Articles of

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

Incorporation creating a series of Class B Preferred Shares or any similar shares or as otherwise required by law.

        5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Class B Preferred Shares unless, prior thereto, the holders of Class B Preferred Shares shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Class B Preferred Shares shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Shares, or (2) to the holders of shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Class B Preferred Shares, except distributions made ratably on the Class B Preferred Shares and all such parity shares in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the aggregate amount to which holders of Class B Preferred Shares were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

        6. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Class B Preferred Share shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Shares is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Shares payable in Common Shares, or effect a subdivision or combination or consolidation of the outstanding Common Shares (by reclassification or otherwise than by payment of a dividend in Common Shares) into a greater or lesser number of Common Shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Class B Preferred Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

        7. No Redemption. The Class B Preferred Shares shall not be redeemable.

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



        8. Rank. The Class B Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation's Preferred Shares, whether now or hereafter outstanding.

        9. Restrictions on Ownership and Transfer to Preserve Tax Benefit; Conversion and Exchange for Excess Class B Preferred Shares; Redemption of Class B Preferred Shares in Certain Circumstances. Notwithstanding anything to the contrary contained herein, the Class B Preferred Shares shall be subject to the same (i) restrictions on ownership and transfer, (ii) provisions with respect to conversion and exchange for a series of Excess Shares (as defined in the Articles of Incorporation), (iii) redemption in certain specified circumstances and (iv) all such other terms and conditions as are contained in Section H of
Article II of the Articles of Incorporation (including, without limitation, paragraphs 8, 9 and 10 of Section H of Article II of the Articles of Incorporation), which, in each case, currently apply to the Series A Cumulative Convertible Redeemable Preferred Shares of the Corporation and are intended to, among other things, protect or preserve the Corporation's REIT status, and such provisions are incorporated herein by reference by replacing all references to the "Series A Cumulative Convertible Redeemable Preferred Shares" or "Series A Preferred Shares" with references to the "Class B Preferred Shares". Any question or ambiguity as to the applicability, interpretation or effect of this
Section 9 or the provisions incorporated herein by reference pursuant to this
Section 9 shall be determined and resolved by the Board in its sole discretion, and such determination or resolution shall be final and binding.

        10. Amendment. The Articles of Incorporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Class B Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding Class B Preferred Shares, voting together as a single class.

        This the ______ day of August, 1998.


                             Tanger Factory Outlet Centers, Inc.


                             BY: _____________________________
                         Stanley K. Tanger, Chairman of
                             the Board of Directors



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